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                                                                   EXHIBIT 99


Securities and Exchange Commission
Washington, DC


To Whom It May Concern:

Arthur Andersen LLP has represented to Prestige Bancorp, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Sincerely,


/s/ Mark R. Schoen
Mark R. Schoen
Chief Executive Officer, Prestige Bancorp, Inc.